EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. REPORTS SECOND QUARTER

DILUTED EARNINGS OF $1.22 PER SHARE

AND DECLARES DIVIDEND OF 49¢ PER SHARE

SOUTHPORT, CONNECTICUT, August 2, 2016--Sturm, Ruger & Company, Inc. (NYSE-RGR) announced today that for the second quarter of 2016 the Company reported net sales of $167.9 million and diluted earnings of $1.22 per share, compared with net sales of $140.9 million and diluted earnings of 91¢ per share in the second quarter of 2015.

For the six months ended July 2, 2016, net sales were $341.1 million and fully diluted earnings were $2.44 per share. For the corresponding period in 2015, net sales were $277.8 million and fully diluted earnings were $1.71 per share.

The Company also announced today that its Board of Directors declared a dividend of 49¢ per share for the second quarter for stockholders of record as of August 12, 2016, payable on August 26, 2016. This dividend varies every quarter because the Company pays a percentage of earnings rather than a fixed amount per share. This dividend is approximately 40% of net income.

Chief Executive Officer Michael O. Fifer made the following observations related to the Company’s 2016 second quarter performance:

•	In the second quarter of 2016, net sales increased 19% and earnings per share increased 34% from the second quarter of 2015.

•	EBITDA was $45 million, or 27% of sales, in the second quarter of 2016, an increase of 25% from $36 million, or 26% of sales, in the comparable prior year period.

•	New products, including the American Pistol, the Precision Rifle, the AR-556 modern sporting rifle, and the LC9s pistol, represented $53 million or 33% of firearm sales in the second quarter of 2016. New product sales include only major new products that were introduced in the past two years.

•	The estimated unit sell-through of the Company’s products from the independent distributors to retailers increased 20% in the second quarter of 2016 from the comparable prior year period. For the same period, the National Instant Criminal Background Check System background checks (as adjusted by the National Shooting Sports Foundation) increased 15%.

•	The increase in estimated sell-through of the Company’s products from the independent distributors to retailers is attributable to:

▪	the increase in overall industry demand,
▪	strong demand for certain new products, and
▪	increased production of several products in strong demand.

•	During the second quarter of 2016, the Company’s finished goods inventory increased by 25,700 units and distributor inventories of the Company’s products increased by 50,300 units.

•	Cash generated from operations during the first half of 2016 was $66 million. At July 2, 2016, our cash totaled $103 million. Our current ratio is 2.8 to 1 and we have no debt.

•	In the first half of 2016, capital expenditures totaled $11 million, much of it related to tooling and equipment for new products. We expect our 2016 capital expenditures to total approximately $30 million.

•	In the first half of 2016, the Company returned $16 million to its shareholders through the payment of dividends.

•	At July 2, 2016, stockholders’ equity was $255 million, which equates to a book value of $13.27 per share, of which $5.37 per share is cash.

Today, the Company filed its Quarterly Report on Form 10-Q. The financial statements included in this Quarterly Report on Form 10-Q are attached to this press release.

Tomorrow, August 3, 2016, Sturm, Ruger will host a webcast at 9:00 a.m. ET to discuss the second quarter operating results. Interested parties can access the webcast at www.ruger.com/corporate or by dialing 720-634-2919, participant code 50151643.

The Quarterly Report on Form 10-Q is available on the SEC website at www.sec.gov and the Ruger website at www.ruger.com/corporate. Investors are urged to read the complete Quarterly Report on Form 10-Q to ensure that they have adequate information to make informed investment judgments.

About Sturm, Ruger

Sturm, Ruger & Co., Inc. is one of the nation’s leading manufacturers of rugged, reliable firearms for the commercial sporting market. As a full-line manufacturer of American-made firearms, Ruger offers consumers over 400 variations of more than 30 product lines. For more than 60 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens,” echoes the importance of these principles as we work hard to deliver quality and innovative firearms.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	July 2, 2016	December 31, 2015

Assets

Current Assets
Cash	$103,069	$69,225
Trade receivables, net	64,978	71,721

Gross inventories	84,613	81,278
Less LIFO reserve	(43,260)	(42,061)
Less excess and obsolescence reserve	(2,570)	(2,118)
Net inventories	38,783	37,099

Deferred income taxes	10,474	8,219
Prepaid expenses and other current assets	2,508	3,008
Total Current Assets	219,812	189,272

Property, plant and equipment	309,470	308,597
Less allowances for depreciation	(210,631)	(204,777)
Net property, plant and equipment	98,839	103,820

Other assets	25,056	22,791
Total Assets	$343,707	$315,883

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)

(Dollars in thousands, except per share data)

	July 2, 2016	December 31, 2015

Liabilities and Stockholders’ Equity

Current Liabilities
Trade accounts payable and accrued expenses	$50,364	$42,991
Product liability	941	642
Employee compensation and benefits	22,975	28,298
Workers’ compensation	4,604	5,100
Income taxes payable	185	4,962
Total Current Liabilities	79,069	81,993

Product liability	92	102
Deferred income taxes	9,718	6,050

Contingent liabilities	—	—

Stockholders’ Equity
Common Stock, non-voting, par value $1:
Authorized shares 50,000; none issued	—	—
Common Stock, par value $1:
Authorized shares – 40,000,000 2016 – 24,034,201 issued, 18,971,854 outstanding 2015 – 23,775,766 issued, 18,713,419 outstanding	24,034	23,776
Additional paid-in capital	25,530	29,591
Retained earnings	269,991	239,098
Less: Treasury stock – at cost 2016 – 5,062,347 shares 2015 – 5,062,347 shares	(64,727)	(64,727)
Total Stockholders’ Equity	254,828	227,738
Total Liabilities and Stockholders’ Equity	$343,707	$315,883

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	July 2, 2016	June 27, 2015	July 2, 2016	June 27, 2015

Net firearms sales	$166,311	$139,224	$337,831	$274,804
Net castings sales	1,633	1,648	3,222	3,023
Total net sales	167,944	140,872	341,053	277,827

Cost of products sold	111,250	92,364	225,246	187,921

Gross profit	56,694	48,508	115,807	89,906

Operating expenses:
Selling	12,808	14,858	27,882	25,085
General and administrative	7,402	6,957	15,241	14,334
Total operating expenses	20,210	21,815	43,123	39,419

Operating income	36,484	26,693	72,684	50,487

Other income:
Interest expense, net	(35)	(37)	(70)	(77)
Other income, net	293	617	499	1,086
Total other income, net	258	580	429	1,009

Income before income taxes	36,742	27,273	73,113	51,496

Income taxes	13,227	9,713	26,321	18,433

Net income and comprehensive income	$23,515	$17,560	$46,792	$33,063

Basic earnings per share	$1.24	$0.94	$2.47	$1.77

Diluted earnings per share	$1.22	$0.91	$2.44	$1.71

Cash dividends per share	$0.48	$0.32	$0.83	$0.49

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Six Months Ended
	July 2, 2016	June 27, 2015

Operating Activities
Net income	$46,792	$33,063
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	16,690	17,841
Slow moving inventory valuation adjustment	452	(1,011)
Stock-based compensation	1,373	2,298
Loss (gain) on sale of assets	1	(157)
Deferred income taxes	1,413	(1,176)
Impairment of assets	(10)	12
Changes in operating assets and liabilities:
Trade receivables	6,743	(4,378)
Inventories	(2,136)	11,511
Trade accounts payable and accrued expenses	6,877	5,925
Employee compensation and benefits	(5,482)	6,881
Product liability	289	(401)
Prepaid expenses, other assets and other liabilities	(2,134)	8,785
Income taxes payable	(4,777)	1,671
Cash provided by operating activities	66,091	80,864

Investing Activities
Property, plant and equipment additions	(11,334)	(16,259)
Proceeds from sale of assets	3	218
Cash used for investing activities	(11,331)	(16,041)

Financing Activities
Tax benefit from exercise of stock options and vesting of RSU’s	8,825	305
Remittance of taxes withheld from employees related to share-based compensation	(14,001)	(1,000)
Proceeds from exercise of stock options	—	97
Repurchase of common stock	—	(2,841)
Dividends paid	(15,740)	(9,161)
Cash used for financing activities	(20,916)	(12,600)

Increase in cash and cash equivalents	33,844	52,223

Cash and cash equivalents at beginning of period	69,225	8,901

Cash and cash equivalents at end of period	$103,069	$61,124

Non-GAAP Financial Measure

In an effort to provide investors with additional information regarding its financial results, the Company refers to various United States generally accepted accounting principles (“GAAP”) financial measures and one non-GAAP financial measure, EBITDA, which management believes provides useful information to investors. This non-GAAP financial measure may not be comparable to similarly titled financial measures being disclosed by other companies. In addition, the Company believes that the non-GAAP financial measure should be considered in addition to, and not in lieu of, GAAP financial measures. The Company believes that EBITDA is useful to understanding its operating results and the ongoing performance of its underlying business, as EBITDA provides information on the Company’s ability to meet its capital expenditure and working capital requirements, and is also an indicator of profitability. The Company believes that this reporting provides better transparency and comparability to its operating results. The Company uses both GAAP and non-GAAP financial measures to evaluate the Company’s financial performance.

EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. The Company calculates its EBITDA by adding the amount of interest expense, income tax expense, and depreciation and amortization expenses that have been deducted from net income back into net income, and subtracting the amount of interest income that was included in net income from net income.

Non-GAAP Reconciliation – EBITDA

EBITDA

(Unaudited, dollars in thousands)

	Three Months Ended		Six Months Ended
	July 2, 2016	June 27, 2015	July 2, 2016	June 27, 2015

Net income	$23,515	$17,560	$46,792	$33,063

Income tax expense	13,227	9,713	26,321	18,433
Depreciation and amortization expense	8,346	8,884	16,690	17,841
Interest expense, net	35	37	70	77
EBITDA	$45,123	$36,194	$89,873	$69,414